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Exhibit 11 - Computation of Earnings Per Common Share


                                    TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                                     Computation of Earnings Per Common Share
                                   (Dollars in thousands, except per-share data)
                                                    (Unaudited)

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Computations of Basic Earnings Per Common                         Three Months Ended                    Nine Months Ended
    Share for Statement of Operations:                              September 30,                         September 30,
------------------------------------------------------  ---------------------------------------------------------------------------
                                                              2000               1999                2000               1999
                                                        -----------------  -----------------   -----------------  -----------------
Net income                                                   $    46,697        $    42,760         $   134,080        $   121,089
                                                        =================  =================   =================  =================
Weighted average common shares outstanding                    78,212,563         82,069,575          78,844,075         82,766,220
                                                        =================  =================   =================  =================
Basic earnings per common share                              $       .60        $       .52         $      1.70        $      1.46
                                                        =================  =================   =================  =================
Computation of Diluted Earnings Per Common
    Share for Statements of Operations:
------------------------------------------------------
Net income                                                   $    46,697        $    42,760         $   134,080        $   121,089
                                                        =================  =================   =================  =================
Weighted average number of common shares outstanding
     adjusted for effect of dilutive securities:
        Weighted average common shares outstanding
            used in basic earnings per common share
            calculation                                       78,212,563         82,069,575          78,844,075         82,766,220
        Net dilutive effect of:
            Stock option plans                                   129,805            167,493              94,610            179,961
            Restricted stock plans                               698,855            514,379             575,242            415,581
                                                        -----------------  -----------------   -----------------  -----------------
                                                              79,041,223         82,751,447          79,513,927         83,361,762
                                                        =================  =================   =================  =================
Diluted earnings per common share                            $       .59        $       .52         $      1.69        $      1.45
                                                        =================  =================   =================  =================
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